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                                                                   EXHIBIT 10.28

March 22, 1999



Graham Pattison
80 Comstock Drive
Wrentham, MA  02093


Dear Graham:

I am pleased to extend to you an offer of employment for the position of President and CEO of Verilink Corporation. The terms and conditions of your employment will be as follows:

1. Your employment will commence not later than April 12, 1999. You will report to the Company's Board of Directors.

2. Your base compensation will initially be $11,538.47 paid bi-weekly (annualized salary of $300,000.00). Executive compensation is reviewed annually after the end of Verilink's June 30 fiscal year end. Any increase in salary is at the sole discretion of the Board of Directors.

3. You will receive such benefits as are customarily granted to officers of Verilink. Attachment 1 sets forth the benefits currently available to Verilink employees generally and to Verilink executive officers, except that your automobile allowance will be $1,000.00 per month. Please note that officers do not participate in the profit sharing plan. These benefits are subject to review from time-to-time by the Compensation Committee of the Board of Directors.

4. Contingent upon your acceptance of this offer of employment, and subject to the Board of Directors' approval, Verilink will grant you a Non-Qualified Stock Option which gives you the right to purchase, under terms stated in your Stock Option Agreement, 400,000 shares of Verilink Common Stock at the fair market value as determined by the Board of Directors on the date of the grant. Vesting will occur over 4 years at the rate of 2.08% (1/48th) at the end of each month, assuming continuous employment.

5. You will be eligible for participation in Verilink's Management Incentive Plan for fiscal 2000 (July 1, 1999 - June 30, 2000) and thereafter. The Plan will provide for a target potential payout to you of 50% of your base salary upon achievement of


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Graham Pattison
March 22, 1999
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      your objectives under the Plan, but in no event less than a guaranteed payment to you for fiscal 2000 of one-half of your target bonus (25% of base salary), which guaranteed payment is subject to completion and approval by the Board of a corporate business plan prior to the end of fiscal 1999 and to your still being employed by Verilink at the end of fiscal 2000.

6. During the first year of employment, if your employment is terminated by Verilink other than for cause, whether or not a change of control has occurred, you will receive two years' base salary, including applicable benefits, with vested options available to execute for up to a period of twelve additional months. If your employment is terminated by Verilink other than for cause during the second year of employment, you will receive one year's base salary, including applicable benefits, with vested options available to execute for up to a period of twelve additional months. If such termination occurs after a change in control, you will also receive such additional benefits as are provided in the Verilink Change of Control Severance Benefits Agreement (Attachment 2). At Verilink's option, the foregoing severance may be paid as salary continuation or as a lump sum. After two years of employment, any severance benefits will be subject to the Change of Control Severance Benefits Agreement and other then existing practices applicable to Verilink's executive officers. For purposes of this paragraph, "cause" shall be defined as any act or failure to act involving dishonesty towards Verilink; unethical business practices; embezzlement or misappropriation of corporate funds, property or proprietary information; unreasonable and willful refusal to perform the duties required by Verilink; willful breach of this Agreement or habitual neglect of duties and responsibilities, other than due to illness or disability; aiding and abetting a competitor; or participation in any fraud or any criminal activities.

7. For a period of up to 180 days after the commencement of your employment, Verilink will provide you with temporary housing. In addition, Verilink shall reimburse you for your moving costs, travel associated with your move, and other relocation costs. Attachment 3 sets forth Verilink's standard relocation policies. You and Verilink's Human - Resources Department will mutually agree upon the application of those policies to your situation. The total relocation assistance shall not exceed $125,000. If you voluntarily terminate your employment within 12 months after commencement of employment, you will repay Verilink the amount of the foregoing relocation payments. If you voluntarily terminate your employment between 12 months and 18 months after commencement of employment, you will repay Verilink a pro-rata portion of the relocation payment based upon the number of months remaining to 18 months divided by six. Please understand this offer of relocation is a confidential, one-time offer for you only. It is not Verilink's intention for this relocation package to become permanent policy.


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Graham Pattison
March 22, 1999
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8.    If you do not sell your existing home within 90 days of commencement of employment and you make a written offer that is accepted to purchase a new home in California, which purchase is scheduled to close prior to the sale of your existing home, Verilink shall loan you an amount equal to the "equity" in your existing home (fair market value less encumbrances). That loan will be interest-free and shall be repaid by you on the earlier of the closing sale of your existing home or twelve months after the commencement of your employment. You agree to use your best efforts to sell your existing home as soon as possible. During the first six months of your employment, Verilink will also reimburse you for any mortgage payments upon your existing home made by you after you purchase a new home in California.

9. Verilink shall provide you with a housing assistance loan of $600,000.00 in accordance with Attachment 4. This Note will be secured by a second deed of trust on your California property.

10. Subject to any severance benefits described in this letter, your employment with Verilink is voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Verilink is free to conclude its at-will employment relationship with you at any time, with or without cause.

11. In the event of any dispute or claims relating to or arising out of our employment relationship, you and Verilink agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Jose, California. However, we agree that this arbitration provision shall not --- apply to any dispute or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary or confidential information or to enforcement of your rights under the Change of Control Severance Benefits Agreement.

12.   This offer of employment is contingent upon the following:

      (a)  A completed employment application.

      (b) Full compliance with the Immigration Reform and Control Act of 1986, which requires new employees to provide documentation/identification to establish both identity and work authorization within three (3) days of your employment.

      (c) On your date of hire, you will be required to sign a Verilink Confidentiality Agreement (Attachment 5) as part of your total employment package.


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Graham Pattison
March 22, 1999
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      (d)  If you will be driving your personal automobile for company business on a regular basis, you will be required to provide proof of personal auto insurance.

      If you have any questions regarding the nature of any of this documentation, please contact the Human Resources Department.

13. This letter, together with all attachments hereto, set forth the terms of your employment with Verilink and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by an instrument in writing, signed by Verilink and by you.

Verilink has grown to be a well respected company in the telecommunications industry. We are pleased to have you join the Verilink team, and we look forward to your participation in our continued success.

This offer remains effective until March 21, 1999. Please acknowledge your acceptance by signing this letter and returning it to me at your earliest convenience.


Sincerely,

VERILINK CORPORATION

/s/ LEIGH S. BELDEN

Leigh S. Belden
President and CEO



I accept the foregoing offer:

/s/ GRAHAM PATTISON
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Graham Pattison

Date:  MARCH '99
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